Exhibit 99.1

Virgin Media announces pricing of $900 million and £400 million aggregate principal amount of Senior Notes due 2022

LONDON, October 25, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced the pricing of the offering by its wholly-owned subsidiary Virgin Media Finance PLC of $900 million and £400 million aggregate principal amount of senior notes due 2022.

The notes will be guaranteed by Virgin Media and certain of Virgin Media’s subsidiaries, will rank pari passu with Virgin Media Finance PLC’s outstanding senior notes due in 2019 and 2022 and will be effectively subordinated to any future secured indebtedness of Virgin Media Finance PLC. The sale of the notes is expected to close on October 30, 2012, subject to satisfaction of customary closing conditions.

The dollar-denominated notes will bear interest at a rate of 4.875% per annum and the sterling-denominated notes will bear interest at a rate of 5.125% per annum. Interest on the notes will be payable in cash semi-annually in arrears, beginning on February 15, 2013. The notes will mature on February 15, 2022. The net proceeds from the offering, taking into account fees, expenses are estimated to be approximately $1,526.1 million, based on a $/£ exchange rate of $1.6011 on October 22, 2012.

Virgin Media today also announced an amendment to the tender offer by its subsidiary Virgin Media Finance PLC for its outstanding senior notes due 2016 and 2019. The maximum tender amount for the dollar-denominated 8.375% senior notes due 2019 and the sterling-denominated 8.875% senior notes due 2019 has been reduced to $250 million from $500 million. The offer to purchase any and all of the dollar- and euro-denominated 9.50% Senior Notes due 2016 remains unchanged. Upon the closing of the note offering, the Company will have sufficient funds to fund the repurchase of the notes pursuant to the amended tender offer and any subsequent redemption of the senior notes due 2016.

Virgin Media intends to use the net proceeds from the notes offering to repurchase its outstanding 9.50% senior notes due 2016 and $250 million aggregate principal amount of its outstanding 8.375% dollar- and 8.875% sterling-denominated senior notes due 2019 pursuant to Virgin Media Finance PLC’s tender offer, announced October 10, 2012, any subsequent redemption of the senior notes due 2016 and to pay related fees and expenses.

As of October 10, 2012, $850 million aggregate principal amount of dollar-denominated and €180 million aggregate principal amount of euro-denominated 9.50% senior notes due 2016 were outstanding. As of October 10, 2012, $600 million aggregate principal amount of 8.375% dollar- and £350 million aggregate principal amount of 8.875% sterling-denominated senior notes due 2019 were outstanding. The settlement date for the 9.50% senior notes due 2016 which have been validly tendered prior to the early tender deadline and not withdrawn is expected to be October 31, 2012. The expiration date of the tender offer is now November 7, 2012. The expected settlement date for those senior notes due 2016 tendered after the early tender deadline and the senior notes due 2019 validly tendered and accepted is on or around November 8, 2012.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Virgin Media, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement relating to the notes became effective on February 27, 2012, and this offering is being made by means of a prospectus supplement.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman: +44 (0) 1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

Tavistock Communications

Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk